UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PEMSTAR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PEMSTAR INC.

3535 TECHNOLOGY DRIVE N.W.

ROCHESTER, MN 55901

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

TO BE HELD JULY 29, 2004

TO THE SHAREHOLDERS OF PEMSTAR INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Pemstar Inc. (“Pemstar” or the “Company”) will be held at 3535 Technology Drive N.W., Rochester, Minnesota on Thursday, July 29, 2004, at 4:00 p.m. Central Standard Time, for the purpose of considering and acting upon:

(1)	The election of two Class I directors for terms expiring in 2007 and until their successors are elected; and

(2)	Such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on June 14, 2004, are the only persons entitled to notice of and to vote at the meeting.

Your attention is directed to the attached Proxy Statement. Whether or not you plan to be personally present at the meeting, please complete, sign, date and mail the enclosed proxy card as promptly as possible in order to save us further solicitation expense. If you later desire to revoke your proxy, you may do so at any time before it is exercised. Enclosed with the proxy card is an envelope addressed to Pemstar Inc. for which no postage is required if mailed in the United States.

BY ORDER OF THE BOARD OF DIRECTORS

Allen J. Berning
Chief Executive Officer

June 28, 2004

PEMSTAR INC.

3535 Technology Drive N.W.

Rochester, MN 55901

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 29, 2004

This Proxy Statement has been prepared on behalf of the Board of Directors of Pemstar Inc. (“Pemstar” or the “Company”) in connection with the solicitation of proxies for our Annual Meeting of Shareholders to be held on July 29, 2004 (the “Annual Meeting”), and at any and all adjournments of the Annual Meeting. This Proxy Statement and the accompanying form of proxy card will be first mailed to shareholders on or about June 28, 2004.

Shareholders of record on June 14, 2004 are the only persons entitled to vote at the Annual Meeting. As of that date, there were 45,146,253 issued and outstanding shares of our common stock, the only outstanding voting securities of the Company. Each shareholder is entitled to one vote for each share held. There is no cumulative voting.

Under Minnesota law, the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting is necessary to approve each item of business properly presented at the meeting of shareholders. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum.

Shares of common stock represented by proxies in the form solicited will be voted in the manner directed by a shareholder. If no direction is given, the proxy will be voted FOR each of the proposals in this Proxy Statement. If a shareholder abstains (or indicates a “withhold vote for” as to directors) from voting as to any matter, then the shares held by such shareholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of any such matter. If a broker returns a “non-vote” proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be represented at the Annual Meeting for purposes of calculating the vote with respect to any such matter.

So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.

Shareholders can vote their shares by completing the enclosed proxy card and mailing it to the Company. A shareholder may revoke a proxy at any time prior to its exercise by giving written notice of revocation to an officer of the Company or by filing a new written appointment of a proxy with an officer of the Company. Unless so revoked, properly executed proxies will be voted in the manner set forth in this Proxy Statement or as otherwise specified by the shareholder giving the proxy.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 31, 2004, certain information with respect to all shareholders known to us to have been beneficial owners of five percent or more of our common stock, and information with respect to our common stock beneficially owned by our directors, our executive officers included in the Summary Compensation Table set forth under the caption “Executive Compensation” below and all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within sixty days of May 31, 2004 (“currently exercisable options”) are deemed outstanding for purposes of computing the percentage beneficially owned by the person holding such options but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name of Beneficial Owner	Number	Percent
5% Shareholders:
Lehman Brothers Holdings Inc. and certain of its affiliates (1)	4,959,903	11.0%
399 Park Avenue New York, New York 10022

FMR Corp. (2)	3,220,969	7.1%
82 Devonshire Street Boston, Massachusetts 02109

Executive Officers and Directors:
Allen J. Berning (3)	1,157,340	2.6%
Robert D. Ahmann (4)	471,924	1.0%
Bret A. Herscher (5)	22,695	*
Roy. A. Bauer (6)	60,850	*
Greg S. Lea (7)	47,100	*
Larry R. Degen (8)	23,700	*
Thomas R. Burton (9)	26,350	*
Kenneth E. Hendrickson (10)	136,100	*
Bruce M. Jaffe (11)	25,275	*
Wolf Michel (12)	16,900	*
Michael Odrich (13)	4,959,903	11.0%
Steven E. Snyder	0	n/a

All directors and executive officers as a group (13 persons) (14)	6,952,387	15.2%

*	Shares represent less than 1% of total shares outstanding.
(1)	Shares beneficially owned by Lehman Brothers Holdings Inc. include shares held by the following wholly owned subsidiaries and affiliates of Lehman Brothers Holdings Inc.:

Name	Number of Shares
LB I Group Inc. (“LB I Group”)	2,547,084
Lehman Brothers Venture Capital Partners I, L.P. (“LB VCP”)	366,906
Lehman Brothers Venture Partners L.P.	613,158
Lehman Brothers VC Partners L.P.	1,333,332
Lehman Brothers MBG Venture Capital Partners 1998 (A) L.P.	87,807
Lehman Brothers MBG Venture Capital Partners 1998 (B) L.P.	1,620
Lehman Brothers MBG Venture Capital Partners 1998 (C) L.P.	9,996

Effective March 15, 2001, LB I Group and LB VCP granted to Pemstar an irrevocable proxy to vote 2,200,000 of the shares of the common stock that they would otherwise be entitled to vote at any meeting of our shareholders, or to give consent in lieu of voting on any matter which is submitted for a vote or consent to our shareholders. The proxy and the powers granted under the proxy are not revocable by the grantors and will remain in effect until automatically terminated when the grantors and their affiliates cease to own on a collective basis 10% or more of our common stock. The proxy will also terminate with respect to any shares that are transferred by the grantors to any person that is not affiliated with the grantors. As a result of this proxy, Lehman Brothers Holdings Inc. has voting power with respect to approximately 6.1% of our common stock. Information for security ownership of Lehman Brothers Holdings Inc. and certain of its affiliates is based on Schedule 13D/A filed by Lehman Brothers Holdings Inc. and certain of its affiliates on February 14, 2001 and a questionnaire completed by one of our directors, Michael Odrich.

(2)	The information for security ownership of the shares referenced in the beneficial ownership table is based on a Schedule 13G filed by FMR Corp. on February 17, 2004.
(3)	The shares of common stock included in this table include 190,240 shares that can be acquired upon the exercise of currently exercisable options and 200 shares owned by Mr. Berning’s spouse. Mr. Berning disclaims beneficial ownership of the 200 shares owned by his spouse.
(4)	The shares of common stock included in this table include 184,044 shares that can be acquired upon the exercise of currently exercisable options.
(5)	Includes 22,695 shares that can be acquired upon the exercise of currently exercisable options.
(6)	Includes 20,499 shares held jointly by Mr. Bauer and his spouse and included 40,351 shares that can be acquired upon the exercise of currently exercisable options.
(7)	Includes 3,600 shares held by Mr. Lea’s spouse, 10,000 shares held jointly by Mr. Lea and his spouse and 33,500 shares that can be acquired upon the exercise of currently exercisable options.
(8)	Includes 23,700 shares that can be acquired upon the exercise of currently exercisable options.
(9)	Includes 20,350 shares that can be acquired upon the exercise of currently exercisable options.
(10)	Includes 31,700 shares held jointly by Mr. Hendrickson and his spouse, 93,300 shares held in the Hendrickson Family Limited Partnership, 1,000 shares held by Mr. Hendrickson’s spouse as custodian for their grandchildren in uniform gifts to minors accounts, and 10,100 shares that can be acquired upon the exercise of currently exercisable options.
(11)	Includes 19,475 shares that can be acquired upon the exercise of currently exercisable options.
(12)	Includes 3,400 shares that can be acquired upon the exercise of currently exercisable options.
(13)	Mr. Odrich is a Managing Director of Lehman Brothers Inc. and holds other positions with certain of its affiliates and accordingly, may be deemed to have beneficial ownership of Lehman Brothers Inc.’s interest in us. Mr. Odrich disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest, if any. The address of Mr. Odrich is c/o Lehman Brothers Inc., 399 Park Avenue, New York, New York 10022.
(14)	See Notes (3) through (13). Includes an aggregate of 552,105 shares issuable upon the exercise of currently exercisable options held by our executive officers and directors.

ELECTION OF DIRECTORS

The number of directors currently serving on our Board of Directors is eight. The directors are divided into three classes. The members of each class are elected to serve three-year terms, with the term of office of each class ending in successive years. Bruce M. Jaffe is a director currently in Class I whose term expires at the 2004 Annual Meeting. To fill one of the vacancies created by the death of Karl Shurson, a former director, and the resignation from the Board of Directors of Robert Ahmann, the Corporate Governance Committee of the Board of Directors recommended on May 6, 2004 that Steven E. Snyder be appointed to stand for election at the 2004 Annual Meeting. The Board of Directors accepted this recommendation at its regular meeting on May 6, 2004, and appointed Mr. Snyder to serve on the Board of Directors until the 2004 Annual Meeting and to stand for election at the 2004 Annual Meeting. Additionally, along with Mr. Snyder, the Board of Directors has nominated Mr. Jaffe for re-election to the Board at the 2004 Annual Meeting for terms expiring at the annual shareholders’ meeting in 2007 or until their successors are duly elected and qualified (except in the case of earlier death, resignation or removal.)

The Board of Directors recommends that you vote for each of the nominees named above. The affirmative vote of a majority of the shares of common stock present and entitled to vote at the Annual Meeting is required for the election of the above nominees to the Board of Directors. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect Messrs. Jaffe and Snyder. Shares represented by proxies as to which the authority to vote for a nominee has been withheld will be deemed present and entitled to vote for purposes of determining the existence of a quorum and calculating the numbers of votes cast, but will be deemed not to have been voted in favor of the candidate with respect to whom the proxy authority has been withheld. Each of the nominees is currently serving on the Board of Directors. Each nominee has indicated a willingness to serve, but in the unlikely event that the nominees are not candidates for election at the Annual Meeting, the persons named as proxies will vote for such other persons as the Board of Directors or proxies may designate.

Information regarding the nominees to the Board of Directors and the other incumbent directors is set forth below.

Name	Age	Nominee or Continuing Director and Term
Allen J. Berning	49	Director, with term expiring in 2006
Gregory S. Lea	51	Director, with term expiring in 2006
Wolf Michel	64	Director, with term expiring in 2006
Bruce M. Jaffe	60	Director and nominee, with term expiring in 2004
Steven E. Snyder	48	Director and nominee, with term expiring in 2004
Kenneth E. Hendrickson	63	Director, with term expiring in 2005
Thomas A. Burton	69	Director, with term expiring in 2005
Michael Odrich	40	Director, with term expiring in 2005

Allen J. Berning has served as our Chief Executive Officer, director and Chairman of our Board since the founding of Pemstar in 1994. Prior to founding Pemstar, Mr. Berning was employed by IBM for fifteen years, where he held several engineering and management positions in process engineering, manufacturing, cost engineering and resource planning, including most recently as Operations Manager for IBM’s Rochester Storage Systems facility. Mr. Berning received a B.S.I.E. and an MBA from St. Cloud State University. He served as board member and past chair of the Greater Rochester Area University Center. He is currently serving on the 2004 Olmsted County United Way Campaign Cabinet. In 1999, Mr. Berning received the national Ernst & Young Entrepreneur of the Year Award.

Gregory S. Lea has served as a director of Pemstar since 2001, and, since July 2002, as Executive Vice President and Chief Financial Officer. From 1993 to April 2002, Mr. Lea served as a corporate Vice President for Jostens Corporation, a commemorative and affiliation products manufacturer, serving most recently as corporate Vice President—Business Ventures. From 1993 to 1999, Mr. Lea held two other corporate vice presidency positions at Jostens Corporation. From 1974 to 1993, Mr. Lea was employed by IBM Corporation, where he held several financial management and administrative positions. From 1981 to 1993, Mr. Lea was President and a member of the Board of Directors of the Ability Building Center, Inc. Mr. Lea holds a B.S. in accounting/business management from Minnesota State University, Mankato.

Wolf Michel has served as a director of Pemstar since 2003. Mr. Michel has been an independent consultant since 2001. From 1996 to 2001, Mr. Michel held various executive positions with Solectron in Europe and served as a Vice-President of Solectron Corporation. Prior to that, he was with Hewlett Packard for thirty-one years in a variety of general management, engineering and manufacturing positions in Europe and the United States. Mr. Michel is an independent director as defined in Rule 4200(a) of the NASD listing standards.

Bruce M. Jaffe has served as a director of Pemstar since 2000. Mr. Jaffe is currently Vice President and Chief Financial Officer of LogicVision, Inc., a provider of proprietary technologies for embedded test, and is a director of both Metron Technology N.V. and Southwall Technologies Inc. Mr. Jaffe was Senior Vice President and Chief Financial Officer of Bell Microproducts Inc., a distributor of storage and computer products from 1997 to 1999. From 1967 to 1996, Mr. Jaffe was employed by Bell Industries Inc., a distributor of electronic components, where he held several management positions, most recently as President, Chief Operating Officer and a member of the Board of Directors. From 1965 to 1967, Mr. Jaffe was employed as an accountant by Price Waterhouse. Mr. Jaffe holds a B.S. in business from the University of Southern California and is a certified public accountant. Mr. Jaffe also currently serves on the Board of Advisors for the University of Southern California School of Business. Mr. Jaffe is an independent director as defined in Rule 4200(a) of the NASD listing standards.

Steven Snyder has served as a director of Pemstar since 2004. Mr. Snyder is currently Executive Vice President and Chief Financial Officer of XIOtech Corporation. Mr. Snyder has held this position since February 2003 and served as a consultant to information technology and medical device companies from January 2001 to February 2003. Beginning in October 1997, Mr. Snyder was Chief Financial Officer for Ancor Communications, a position he held until December 2000. Ancor Communications was acquired by QLogic Corporation in August 2000. Ancor and QLogic design and produce products for storage area networks. Prior to joining Ancor, Mr. Snyder worked with Cray Research, a developer and manufacturer of supercomputers, where he served as corporate controller at the time of Cray’s acquisition by SGI Corporation and prior to that he held various financial management positions at Control Data Corporation. He began his career with KPMG LLP. Mr. Snyder is a certified public accountant and holds an MBA from the University of Minnesota. Mr. Snyder is an independent director as defined in Rule 4200(a) of the NASD listing standards.

Kenneth Hendrickson has served as a director of Pemstar since June 2002. Currently, Mr. Hendrickson is the Chairman of the Board for XIOtech Corporation, which designs, manufactures and markets comprehensive networked storage solutions. From March 2003 to December 2003, Mr. Hendrickson served as acting Chief Executive Officer at XIOtech Corporation. Mr. Hendrickson was the Chairman and Chief Executive Officer of Ancor Communications from August 1997 until Ancor was acquired by QLogic Corporation on August 1, 2000. He served QLogic as a consultant from August 1, 2000 until August 1, 2001. Mr. Hendrickson has served in executive positions for Western Digital Corporation, Archive Corporation, Control Data Corporation, and IBM Corporation where he served more than eighteen years in a variety of general management, development and manufacturing positions. Mr. Hendrickson is an independent director as defined in Rule 4200(a) of the NASD listing standards.

Thomas A. Burton has served as a director of Pemstar since 1994. Mr. Burton has been an independent consultant since 1998. From 1992 to 1998, Mr. Burton was appointed to serve on the Minnesota Public Utilities Commission which regulates the electric gas and telephone industries in Minnesota. Prior to 1994, Mr. Burton was President and Chief Executive Officer of Waters Instruments Inc., a diversified manufacturer of medical and agricultural products and a contract manufacturer for the computing and telecommunications industries. Mr. Burton is an independent director as defined in Rule 4200(a) of the NASD listing standards.

Michael Odrich has served as a director of Pemstar since 2002 and previously, from 1998 until January 2001. Mr. Odrich is a Managing Director and Head of Lehman Brothers’ Private Equity Division, which encompasses the firm’s Merchant Banking, Venture Capital, Real Estate, Fixed Income-Related and Private Funds Investments activities. He is a member of the firm’s Investment Committee, Valuation Committee and the Screening Committees of the five asset classes that comprise Lehman Brothers Private Equity. Mr. Odrich joined the Private Equity Division in 1995, with responsibilities including the identification, structuring and execution of merchant banking investments. Also in 1995, he conceived and instituted the firm’s venture investment program and has led that program since its inception. Prior to joining the Private Equity Division, Mr. Odrich served for three years as assistant to Lehman Brothers’ Chairman and Chief Executive Officer, where he was involved in strategic and financial planning, board of directors matters and merchant banking and investment banking transactions. He joined the Investment Banking Division of Lehman Brothers in 1986, where he spent the majority of his time in the M&A Department. He currently is a director of Regeneration Technologies, Inc., and a former director of Active Software, Inc. Mr. Odrich holds an MBA from Columbia University and a B.A. from Stanford University. Mr. Odrich is an independent director as defined in Rule 4200(a) of the NASD listing standards.

Meetings and Committees of the Board of Directors

During the fiscal year ended March 31, 2004, the Board of Directors held five (5) meetings and acted five (5) times by written action. Each director attended at least seventy-five percent (75%) of the aggregate of the total number of meetings of the Board of Directors plus the total number of meetings of all committees of the Board on which he served. The Board of Directors has an Audit Committee, an Executive Compensation Committee, and Corporate Governance Committee, which includes nominating responsibilities.

The Audit Committee recommends to the Board of Directors the selection of independent auditors and reviews the activities and reports of the independent auditors and our internal accounting and legal controls. The Audit Committee is composed of Messrs. Burton, Jaffe and Hendrickson. All members of our Audit Committee are independent within the meaning of Section 301 of the Sarbanes-Oxley Act and as independence is defined in Rule 4200(a)(14) of the NASD listing standards and Rule 10A – 3(b)(1). In addition, the Board of Directors has determined that the Audit Committee includes at least one member (Mr. Jaffe) who is an “audit committee financial expert.” During fiscal 2004, the Audit Committee held nine (9) meetings.

The Executive Compensation Committee determines the compensation for our executive officers and establishes our compensation policies and practices. The Executive Compensation Committee is composed entirely of independent directors as defined in Rule 4200 of the NASD listing standards: Messrs. Burton, Jaffe and Hendrickson. During fiscal 2004, the Executive Compensation Committee held one (1) meeting.

The Corporate Governance Committee is composed entirely of independent directors as defined in Rule 4200(a) of the NASD listing standards. The Corporate Governance Committee makes recommendations to the Board of Directors concerning the appropriate size, function and needs of the Board of Directors in accordance with Pemstar’s Corporate Governance Charter, which includes making recommendations to the Board of Directors and shareholders on Director nominees. The Corporate Governance Committee is composed of Messrs. Burton, Jaffe, Hendrickson and Odrich. The Corporate Governance Committee held three (3) meetings during fiscal 2004.

Policy on Director Attendance

The Company has a policy regarding attendance by members of the Board of Directors at the Company’s Annual Meeting of Shareholders. Under the policy, attendance at the Annual Meeting by the directors is expected. Eighty-five percent (85%) of the directors attended the 2003 Annual Meeting of Shareholders.

Nominations

Our Corporate Governance Committee is the standing committee responsible for determining the slate of Director nominees for election by shareholders, which the committee recommends for consideration by the Board of Directors. All Director nominees approved by the Board of Directors and all individuals appointed to fill vacancies created between our annual meetings of shareholders are required to stand for election by our shareholders at the next Annual Meeting of Shareholders.

Our Corporate Governance Committee is not currently utilizing a third party search firm to assist the identification or evaluation of Board member candidates. However, the committee may engage a third party to provide such services in the future, as it deems appropriate at the time in question.

Our Corporate Governance Committee determines the required selection criteria and qualifications of Director nominees based upon the needs of the Company at the time nominees are considered. Minimum criteria for Director nominees are set forth in our Corporate Governance Committee charter. A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business, finance and international transactions. The Governance Committee will consider these criteria for nominees identified by the committee, by shareholders, or through some other source. When current Board members are considered for nomination for reelection, the committee also takes into consideration their prior Board of Directors contributions, performance and attendance.

The Corporate Governance Committee will consider qualified candidates for possible nomination that are submitted by our shareholders. Shareholders wishing to make such a submission may do so by sending the following information to the Corporate Governance Committee c/o the Corporate Secretary, 3535 Technology Drive, N.W., Rochester, MN 55901: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidates willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

The Corporate Governance Committee conducts a process of making preliminary assessments of each proposed nominee based upon their resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and the specific needs of the Company at the time. Based upon a preliminary assessment of the candidates, those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews. On the basis of information learned during the process, the committee determines which nominee to recommend to the Board of Directors to submit for election at the next annual meeting. The Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for Director nominations were submitted to the Corporation Governance Committee by any shareholder in connection with the 2004 Annual Meeting of Shareholders. Any shareholders desiring to present a nomination for consideration by the Corporate Governance Committee prior to our 2005 annual meeting must do so prior to March 1, 2005 in order to provide adequate time to duly consider the nominee.

Communications with Shareholders

The Board of Directors has not implemented a formal process by which our shareholders may send written communications to the Board’s attention. However, any shareholder desiring to communicate with our Board, or one or more of our directors, may send a letter addressed to the Board of Directors c/o the Corporate Secretary, 3535 Technology Drive, N.W., Rochester, MN 55901. The Corporate Secretary has been instructed by the Board to promptly forward all communications so received to the full board or the individual Board members specifically addressed in the communications.

Compensation of Directors

We pay our non-employee board members an annual retainer of $10,000, $1,000 for attendance at each board meeting and $500 for attendance at each committee meeting. We also reimburse our non-employee directors for reasonable expenses incurred in serving as a director. All of our non-employee directors are entitled to participate in our stock option plans. The number of options granted to our non-employee directors is determined by our Executive Compensation Committee on an annual basis. In fiscal 2004, among our non-employee directors, Thomas A. Burton, Bruce M. Jaffe, Ken Hendrickson and Wolf Michel, were each awarded options to purchase 10,000 shares of common stock under our 2000 Stock Option Plan. Steve Snyder has only recently been appointed to fill a Board vacancy, and will not be granted options unless elected by the Shareholders. Michael Odrich has declined all stock option grants and is not being paid an annual retainer.

EXECUTIVE COMPENSATION

2004

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Overview

The Executive Compensation Committee of the Board of Directors (the “Committee”) is responsible for reviewing and establishing overall compensation programs to ensure Pemstar’s ability to attract, retain and motivate qualified executives and directors on a worldwide basis. Pemstar’s executive compensation programs include base salary, short-term incentive compensation and incentive stock option awards. The Committee currently consists of three non-employee directors, all of whom are appointed by the Board of Directors. The Committee reviews and approves the base salary, short-term incentive compensation and incentive stock option award programs for Pemstar’s Chief Executive Officer and other executive officers. The Committee has the authority to change Pemstar’s compensation programs at any time. From time to time, the Committee may hire experienced outside consultants to analyze and review Pemstar’s compensation programs to confirm that the compensation programs meet the Committee’s stated objectives. Pemstar has a “pay for performance” compensation program designed to motivate and reward executives for attaining financial and strategic objectives essential to Pemstar’s success and continued growth while at the same time allowing Pemstar to attract, retain and motivate high-caliber executives. The Committee’s practice is to establish annual company financial performance targets at the outset of each year, and to pay bonuses based on performance against these pre-established targets and goals. Base salaries for Pemstar’s executive officers are targeted to be generally average in comparison to executive officer salaries paid by other electronics manufacturing service providers with comparable total revenues. Based on fiscal year 2004 financial performance, the Committee is not recommending any adjustments to the Company’s executive base salary and benefit structure. The Company has approved new guidelines for employee compensation. Implementation of the new guidelines is contingent on established site financial performance targets. Through the short-term incentive compensation program, Pemstar’s executive officers have an opportunity to earn competitive compensation as compared to other electronics manufacturing service providers with comparable total revenues. The Committee periodically reviews national and regional compensation surveys to determine and establish competitive levels of compensation.

Compensation of Executive Officers

Pemstar’s compensation program for its executive officers consists of three basic elements: base salary, short-term incentive compensation and incentive stock option awards.

Base Salary. Base salaries for Pemstar’s executive officers are determined based on company performance and internal job value. Merit increases in base salary are tied to annual performance reviews and are subject to minimum and maximum base salary levels based on comparable compensation for similar executive officer positions at other electronics manufacturing services companies with total revenues comparable to Pemstar’s revenues.

Short-Term Incentive Compensation. With respect to fiscal year 2004, except in the case of one executive officer who was hired during fiscal year 2002 and whose terms of employment include a guaranteed bonus if certain objectives were achieved, the Committee did not pay any short-term incentive compensation to executive officers because Pemstar did not achieve its target earnings objectives.

In fiscal year 2005, short-term incentive compensation for executive officers will be paid pursuant to a Senior Management Variable Compensation Program. Corporate financial performance targets have been established based on Pemstar’s budget as approved by the Board of Directors. No short-term incentive compensation payments are to be made unless a minimum return on invested capital is met. In addition to the Return on Invested Capital (ROIC) measurement, revenue and gross margin targets may apply based on an individuals’ area of responsibility. There is no variable compensation limit for executive officers and eligible senior management under Pemstar’s short-term incentive compensation program for fiscal year 2005.

Incentive Stock Option Awards. Incentive stock options are granted to executive officers under Pemstar’s stock option plans (the “Plans”). The purpose of the Plans are to attract, retain and motivate executives capable of assuring Pemstar’s future success by affording them an opportunity to acquire an ownership interest in Pemstar and to align executive officer compensation directly with the creation of shareholder value.

When making option grant determinations, the Committee considers the recommendations of the Chief Executive Officer and the Option Committee, an individual’s performance, business unit performance and Pemstar’s overall performance. When determining the size of an option grant, the Committee takes into account a number of factors, including individual performance and leadership and the number of options already outstanding or previously granted.

The Committee’s policy is to review each individual’s performance and option position on an annual basis. All of Pemstar’s outstanding stock options were granted at an exercise price equal to the fair market value of Pemstar’s common stock on the date of grant. Options granted under the Plan have a term of ten years and generally vest ratably over a three-year period.

In fiscal year 2004, the Committee awarded certain executive officers options to purchase additional shares of common stock as part of their annual compensation review. In addition, certain executive officers were awarded options to purchase additional shares of common stock as part of an option grant to all employees.

In fiscal year 2005, the Committee approved an annual grant of 10,000 shares be given to each outside member of the Company’s Board of Directors.

Compensation of the Chief Executive Officer

The Chief Executive Officer’s compensation is determined by the Committee in a manner similar to the compensation of the other executive officers.

Base Salary. Each year the Committee thoroughly reviews competitive market data and compares it to the current base salary of the Chief Executive Officer. The market data is selected from compensation surveys that include data from electronics manufacturing services companies with total revenues comparable to Pemstar’s total revenues. In fiscal year 2004, Mr. Berning’s base salary was increased 31% over his base salary paid in fiscal year 2003. The decision to increase Mr. Berning’s base salary during the fiscal year was based on competitive benchmarking.

Short-Term Incentive Compensation. Mr. Berning did not receive any short-term incentive compensation with respect to fiscal year 2004 because Pemstar did not achieve its target earnings objectives.

Incentive Stock Option Awards. In fiscal year 2004, the Committee awarded Mr. Berning options to purchase 75,000 additional shares of Pemstar’s common stock.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits the corporate deduction for compensation paid to executive officers named in this Proxy Statement to one million dollars, unless the compensation is performance-based. The Committee has considered the potential long-term impact of this tax code provision on the Company and has concluded that it is in the best interests of the Company and its shareholders to attempt to qualify the Company’s incentive stock option awards as performance-based compensation within the meaning of the Code and thereby preserve the full deductibility of long-term incentive payments to the extent they might ever be impacted by this legislation. The Company has included provisions in its Plans intended to preserve the full deductibility of certain performance-based compensation under the Code.

Thomas A. Burton
Bruce M. Jaffe
Kenneth E. Hendrickson

Members, Executive Compensation Committee

SUMMARY COMPENSATION TABLE

The following table sets forth the cash and noncash compensation for the fiscal years ended March 31, 2004, March 31, 2003 and March 31, 2002 awarded to or earned by our Chief Executive Officer and our five other most highly compensated persons who were executive officers of the Company at any time during the year ended March 31, 2004.

		Annual Compensation (1)		Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options/SARs (#)	All Other Compensation ($)(2)
Allen J. Berning	2004	284,231	—	75,000	6,144
Chairman of the Board and	2003	222,404	—	36,000	5,656
Chief Executive Officer	2002	219,806	—	—	4,256

Roy A. Bauer	2004	210,769	—	50,000	2,885
Executive Vice President—	2003	144,981	—	15,000	2,472
World Wide Operations	2002	110,788	—	25,000	2,905

Greg S. Lea (3)	2004	219,615	—	50,000	—
Executive Vice President—	2003	102,308	—	—	—
Chief Financial Officer

Bret S. Herscher	2004	198,774	—	40,000	—
Executive Vice President—	2003	175,000	—	21,600	—
Research & Development	2002	90,514	—	—	—

Robert D. Ahmann	2004	180,307	—	30,000	5,336
Executive Vice President—	2003	158,277	—	21,600	1,592
Industrial Engineering	2002	157,308	—	—	1,576

Larry R. Degen	2004	148,462	—	15,000	—
Vice President—	2003	126,692	—	15,000	—
Principal Accounting Officer	2002	113,048	—	5,000	—

(1)	With respect to each of the named executive officers, the aggregate amount of perquisites and other personal benefits, securities or property received was less than either $50,000 or 10% of the total annual salary and bonus reported for such named officer.
(2)	The reported compensation includes our contributions (excluding employee earnings reduction contributions) under our 401(k) Plan.
(3)	Mr. Lea joined Pemstar in July of 2002.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information regarding grants of stock options to each of the executive officers named in the Summary Compensation Table during fiscal 2004. The percentage of total options set forth below is based on an aggregate of 812,426 options granted to employees during fiscal 2004. All options were granted with an exercise price equal to the average of the daily high and low trading prices of Pemstar’s common stock on the Nasdaq National Market on the date of grant. Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts representing hypothetical gains are those that could be achieved for the options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission based on the fair market value of the stock at the time of option grant, and do not represent our estimate or projection of the future stock price.

OPTION GRANTS IN FISCAL YEAR ENDED MARCH 31, 2004

	Individual Grants
Name	Number of Shares of Common Stock Underlying Options Granted		% of Total Option Granted to Employees in FY 2004 (%)	Exercise Price Per Share ($)	Expiration Date	Potential Realizable Value at Assumed Annual Rate Of Stock Price Appreciation For Option Term
						5%($)	10%($)
Allen J. Berning	75,000	(1)	9.2%	$2.25	04/01/2013	106,126	268,944
Roy A. Bauer	50,000	(1)	6.2%	$2.25	04/01/2013	70,751	179,296
Greg S. Lea	50,000	(1)	6.2%	$2.25	04/01/2013	70,751	179,296
Bret A. Herscher	40,000	(1)	4.9%	$2.25	04/01/2013	56,601	143,437
Robert D. Ahmann	30,000	(1)	3.7%	$2.25	04/01/2013	42,450	107,578
Larry R. Degen	15,000	(1)	1.9%	$2.25	04/01/2013	21,225	53,789

(1)	Options vest in three equal annual installments commencing on the first anniversary of their grant date.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The table below sets forth the number of shares of common stock acquired upon the exercise of options in the fiscal year ended March 31, 2004 and the value and the number of shares of common stock subject to exercisable and unexercisable options held as of March 31, 2004, by each of the executive officers named in the Summary Compensation Table.

AGGREGATE OPTION EXERCISES IN FISCAL 2004 AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired by Exercise	Value Realized (1)	Number of Shares Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In- the-Money Options at Fiscal Year-End (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Allen J. Berning	—	—	164,740	98,760	24,480	$144,270
Roy A. Bauer	5,099	11,838	16,751	68,150	1	86,940
Greg S. Lea	—	—	12,210	70,790	25,432	113,868
Bret A. Herscher	—	—	9,095	49,405	6,800	64,800
Robert D. Ahmann	—	—	173,844	44,256	14,688	67,212
Larry R. Degen	—	—	16,950	26,550	13,158	44,892

(1)	“Value” has been determined based upon the difference between the per share option exercise price and the market value of one share of Pemstar common stock on the day such options were exercised, which is equal to the average of the daily high and low trading prices for our common stock on such dates, multiplied by the number of shares exercised.
(2)	Based on an estimated fair market value of $3.54, which is equal to the average of the daily high and low trading prices for our common stock on March 31, 2004.

Employment Contracts for Executive Officers

We currently do not have employment agreements with any of our executive officers, although the terms of our change of control agreements with executive officers impose limitations on our ability to terminate an executive officer under certain conditions. See “Executive Compensation—Change in Control Arrangements.”

Pension and Retirement Plans

In 1995, we adopted a 401(k) plan to provide eligible employees with a tax preferential savings and investment program. Employees become eligible to participate in the 401(k) plan on the first day of the first month after they become employed by us, at which point we classify them as participants. Employees may elect to reduce their current compensation by not less than 1% nor more than 50% of eligible compensation or the statutorily prescribed annual limit, currently $13,000, and have this reduction contributed to the 401(k) plan. Our Board of Directors may change the minimum and maximum contribution levels, subject to the statutorily prescribed limit. The 401(k) plan permits, but does not require, us to make discretionary matching contributions and discretionary profit sharing contributions to the 401(k) plan on behalf of eligible participants. In 1997, our Board of Directors approved a discretionary matching contribution of up to 3% of an employee’s contributions to the plan. At the direction of each participant, the trustee of the 401(k) plan invests the assets of the 401(k) plan in selected investment options. Contributions by participants or by us to the 401(k) plan and income earned on plan contributions are generally not taxable to the participants until withdrawn, and contributions by us, if any, are generally deductible by us when made. In fiscal 2004, we made $1,261,765 in matching contributions to the plan on behalf of participants.

Change in Control Arrangements

We have entered into change in control arrangements with our executive officers. These agreements are designed to diminish the distractions that could be caused by personal uncertainties and risks associated with changes in control and other significant business combinations involving Pemstar by providing these individuals with assurances regarding their compensation and benefits expectation under such circumstances.

Under these agreements, we agree not to terminate any of these individuals during the six month period prior to a “change in control” involving our company and for the two year period following any change in control. If, during the applicable period, we terminate any individual other than for “cause” or “disability” or the individual terminates his employment for “good reason,” the individual is entitled to receive a severance payment from us in the amount of 220% of the individual’s annual base salary in effect at the time of termination or immediately prior to the change in control, whichever is earlier. We may pay the severance payment in one lump sum or in twenty-four consecutive monthly installments.

Equity Compensation Plan Information

The Company maintains the 1994 Stock Option Plan (the “1994 Plan”), the 1995 Stock Option Plan (the “1995 Plan”), the 1997 Stock Option Plan (the “1997 Plan”), the 1999 Amended and Restated Stock Option Plan (the “1999 Plan”), the 2000 Stock Option Plan (the “2000 Plan”), the 2002 Stock Option Plan (the “2002 Plan”) and the 2000 Employee Stock Purchase Plan, as amended in 2002 and 2003 (the “ESPP”), pursuant to which it may grant equity awards to eligible persons. The 1994 Plan, the 1995 Plan, the 1997 Plan, the 1999 plan, the 2000 Plan, the 2002 Plan, and the ESPP have all been approved by the shareholders of the Company.

The following table gives information about equity awards under the Company’s 1994 Plan, the 1995 Plan, the 1997 Plan, the 1999 plan, the 2000 Plan, the 2002 Plan, and the ESPP as of March 31, 2004.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation plans approved by security holders	3,938,511	(1)	$5.10862	1,233,920	(2)
Equity Compensation plans not approved by security holders	None		—	None
Total	3,938,511		$5.10862	1,233,920

(1)	36,500 to be issued under the 1994 Plan; 82,500 to be issued under the 1995 Plan; 235,054 to be issued under the 1997 Plan; 1,143,132 to be issued under the 1999 Plan; and 1,138,077 to be issued under the 2000 Plan; and 1,303,248 to be issued under the 2002 Plan.
(2)	None remaining under the 1994, 1995 and 1997 Plans; 293,094 remaining under the 1999 Plan; 299,950 remaining under the 2000 Plan; 140,303 remaining under the 2002 Plan; and 500,573 remaining under the ESPP.

COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total shareholder return on Pemstar’s common stock with the cumulative total return on the Nasdaq National Market (U.S. Companies) Index and an index of a group of peer companies selected by Pemstar for the forty-four month period beginning August 8, 2000 (the date Pemstar’s common stock commenced trading) and ending March 31, 2004, (assuming in each case an investment of $100 on August 8, 2000 and reinvestment of all dividends when paid). In addition to Pemstar, the companies included in the old peer group are Benchmark Electronics, Inc., Plexus Corp., and SMTC Corporation. Several companies within our peer group from previous years have either been acquired or exited the Contract Manufacturing business. In addition to Pemstar, the companies included in the new peer group are Benchmark Electronics, Inc., Celestica Inc., Flextronics, Jabil Circuit Inc., Plexus Corp., Sanmina – SCI, SMTC Corporation and Solectron, each of which, like Pemstar, is a publicly-traded provider of advanced electronics manufacturing services. The company feels that this new peer group is more representative of the Contract Manufacturing Industry of which we are a part. In calculating the cumulative total shareholder return of the peer group, the shareholder returns of the peer group companies are weighted according to the stock market capitalization of the companies.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and The Nasdaq Stock Market. Executive officers, directors and greater than ten percent beneficial owners are required by the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.

Based upon a review of the forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that during the fiscal year ended March 31, 2004, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is responsible for overseeing management’s financial reporting practices and internal controls. The Audit Committee is composed of the following non-employee directors: Bruce M. Jaffe, Chair, Thomas A. Burton and Ken Hendrickson. All of the members of the Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards). The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee recommends to the Board of Directors, subject to shareholder ratification, the appointment of the Company’s independent auditors.

Management is responsible for Pemstar’s internal controls and the financial reporting process. Pemstar’s independent auditors are responsible for performing an independent audit of Pemstar’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on Pemstar’s financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that Pemstar’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

Pemstar’s independent auditors also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors the accounting firm’s independence. The Committee also considered whether non-audit services provided by the independent auditors during the last fiscal year were compatible with maintaining the independent auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Pemstar’s annual report on Form 10-K for the fiscal year ended March 31, 2004 filed with the Securities and Exchange Commission.

The Company has at least one audit committee financial expert serving on its audit committee. Bruce Jaffe meets the qualifications for this designation under Section 407 of the Sarbanes-Oxley Act of 2002. Mr. Jaffe is independent of management.

The Company has adopted a Code of Ethics in the Company’s Business and Compliance Program, which applies to the Company’s chief executive officer, principal financial officer, principal accounting officer, controllers, and all persons performing similar functions.

Thomas A. Burton
Bruce M. Jaffe
Kenneth E. Hendrickson

Members of the Audit Committee

INDEPENDENT AUDITORS’ FEES

Audit Fees

Audit fees and audit related services fees billed or expected to be billed to the Company by Ernst & Young LLP (“Ernst & Young”) for the audit of the Company’s financial statements and for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q totaled $686,278 and $117,796, respectively for the fiscal year ended March 31, 2004 and $680,834 and $44,012, respectively for the fiscal year ended March 31, 2003.

Financial Information Systems Design and Implementation Fees

There were no services provided by Ernst & Young for the design and implementation of financial information systems during the last fiscal year.

Audit Committee Pre-Approval Policies

The Audit Committee has established a policy for pre-approving the services provided by our independent auditors in accordance with the rules of the Securities and Exchange Commission. The policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by the independent auditors. Before granting any approval, the Audit Committee must receive: (1) a detailed description of the proposed service; (2) a statement from management as to why they believe the independent auditors are the best qualified to perform the service; and (3) an estimate of the fees to be incurred. Before granting any approval, the Audit Committee gives due consideration to whether approval of the proposed service will have a detrimental impact on auditors’ independence.

All Other Fees

Fees billed or expected to be billed to the Company by Ernst & Young for all other non-audit services, consisting solely of tax-related services, totaled $585,613 and $384,997 for the fiscal years ended March 31, 2004 and 2003, respectively. The Company’s Audit Committee reviews all requests for non-audit services by Ernst & Young prior to their engagement by the Company for such services. One hundred percent of non-audit services for the current fiscal year were approved by the Audit Committee. The Committee is responsible for approving or denying such requests.

The Company’s Audit Committee has considered whether the provision of non-audit services and the payment of fees for these services is compatible with maintaining Ernst & Young’s independence and has determined that such services fees are compatible with maintaining Ernst & Young’s independence.

AUDITOR DISCLOSURE

On June 22, 2004, Ernst & Young informed the Company that Ernst & Young will resign as the Company’s independent auditors effective upon the completion of the quarterly review of the Company’s fiscal quarter ending June 30, 2004.

The reports of Ernst & Young on the financial statements of the Company for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with its audits for each of the two most recent fiscal years and through June 28, 2004, the date of this proxy statement, there have been no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference thereto in their report on the financial statements for such years.

During the two most recent years and through June 28, 2004, the date of this proxy statement, there have been no reportable events (as outlined in Regulation S-K Item 304(a)(1)(v)).

In accordance with the terms of the Company’s First Amended Audit Committee Charter, the Company’s Audit Committee will commence a search to select the Company’s new independent auditors.

CODE OF ETHICS

The Company has adopted a Business Ethics and Compliance Program for its Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and all other employees. The Company has made its Business Ethics and Compliance Program available on its website (www.pemstar.com) in the “Governance” section. The Company intends to satisfy the disclosure requirement under Item 10 of 8-K regarding an amendment to, or waiver from, a provision of its Business Ethics and Compliance Program by posting such information on its website at the address and location specified above. The Company has also made available on its website the charters for the Audit Committee and the Corporate Governance Committee.

SOLICITATION OF PROXIES

All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the material enclosed herewith will be paid by the Company. The Company may reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of the Company’s common stock. Although proxies are being solicited primarily by mail, officers and regular employees of the Company, who will receive no extra compensation for their services, may solicit such proxies by telephone, telegraph, facsimile transmission or in person.

OTHER MATTERS

The Board of Directors does not know of any other business to be presented for consideration at the Annual Meeting. If any other business does properly come before the Annual Meeting, the persons named as proxies in the enclosed proxy will vote in accordance with their best judgment as to the best interests of the Company.

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

Any shareholder proposals to be presented at the Company’s Annual Meeting to be held in 2005 must be received at the principal executive offices of the Company, 3535 Technology Drive N.W., Rochester, MN 55901 by the close of business on March 1, 2005. In connection with any matter to be proposed by a shareholder at the 2005 Annual Meeting, but not proposed for inclusion in the Company’s proxy materials, the proxy holders designated by the Company for that meeting may exercise their discretionary voting authority with respect to that shareholder proposal if appropriate notice of that proposal is not received by the Company at its principal executive office by March 1, 2005.

DOCUMENTS INCORPORATED BY REFERENCE

The audited financial statements for the year ended March 31, 2004 and the other financial information in our Annual Report to Shareholders is incorporated herein by this reference. Our Annual Report to Shareholders is being mailed herewith to all shareholders of record on June 14, 2004.

William H. Rice II
Secretary

June 28, 2004

PEMSTAR INC.

3535 Technology Drive N.W.

Rochester MN 55901

Annual Meeting of Shareholders

July 29, 2004

4:00 p.m. CST

PEMSTAR INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having duly received the Notice of Annual Meeting of Shareholders and Proxy Statement dated June 28, 2004, revoking all prior proxies, hereby appoints Allen J. Berning and William H. Rice II, and each of them, with the power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Pemstar Inc. (the “Company”) to be held on July 29, 2004, at 4:00 p.m. Central Standard Time, and at all adjournments thereof, as specified below on each matter referred to, and, in their discretion, upon any other matters which may be brought before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the nominees for director named in item 1 and in the discretion of the named proxies on all other matters.

(continued and to be dated and signed on the other side)

òPlease detach here ò

1. PROPOSAL TO ELECT TWO CLASS I DIRECTORS	☐ FOR all nominees listed below (Except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below
Nominees: 01. Bruce M. Jaffe, 02. Steven E. Snyder.

Instruction: To withhold authority to vote for any Individual nominee, write the number(s) of the nominee(s) in the box provided to the right.

2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark Box	☐ Indicate changes below.

Dated:

Signature(s) in Box
Please sign exactly as name appears below. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.